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                                    EXHIBIT A
                  TRANSACTIONS IN THE COMMON STOCK BY PEBBLETON

         With respect to the transactions set forth below, all purchases were made by Pebbleton Corporation N.V. and were effected on The Nasdaq Stock Market, Inc., the exchange on which the shares of Common Stock of Dawson Geophysical Company are traded during the 60 days prior to the filing of this Amendment No. 8.


DATE OF                       NUMBER OF SHARES                   PRICE PER SHARE
PURCHASE                          PURCHASED                            ($)

12/16/99                            6,000                              9.0000

12/17/99                            2,500                              9.0000

12/21/99                            1,000                              9.0000

12/22/99                            2,500                              9.0000

12/28/99                            2,000                              9.0000
                                    3,700                              9.0000
                                    -----
                                    5,700

12/30/99                            3,500                              9.0000

01/03/00                            7,500                              9.0000